EXHIBIT 99.1
Spirit Airlines Reports September 2015 Traffic

MIRAMAR, Fla., (October 8, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for September 2015.

Traffic (revenue passenger miles) in September 2015 increased 32.9 percent versus September 2014 on a capacity (available seat miles) increase of 34.9 percent. Load factor for September 2015 was 80.3 percent, a decrease of 1.2 percentage points compared to September 2014. Spirit's preliminary systemwide completion factor for September 2015 was 99.3 percent.
The following table summarizes Spirit's traffic results for September and year-to-date 2015, compared to prior year periods.

	September 2015	September 2014	Change
Revenue passenger miles (RPMs) (000)	1,449,436	1,090,236	32.9%
Available seat miles (ASMs) (000)	1,805,160	1,338,295	34.9%
Load factor	80.3%	81.5%	(1.2) pts
Passenger flight segments	1,436,862	1,109,443	29.5%
Average stage length (miles)	990	967	2.4%
Total departures	10,818	8,441	28.2%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	13,267,314	10,452,588	26.9%
Available seat miles (ASMs) (000)	15,540,759	11,967,631	29.9%
Load factor	85.4%	87.3%	(1.9) pts
Passenger flight segments	13,270,745	10,584,316	25.4%
Average stage length (miles)	982	979	0.3%
Total departures	95,240	75,427	26.3%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 350 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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